i-80 Gold Reports First Quarter 2026 Results;
Fully Funded Development Plan on Track

TORONTO, ON, May 12, 2026 – i-80 GOLD CORP. (NYSE:IAUX) (TSX:IAU) (“i-80 Gold” or the “Company”) reports its financial and operating results, as well as development highlights, for the first quarter and three months ended March 31, 2026.

“i-80 Gold is off to a strong start in 2026, advancing our growth strategy to create a Nevada based mid-tier gold producer while completing a transformational recapitalization during the first quarter that fully funds our current development plan,(1)” stated Richard Young, President & CEO. “The financing packages executed in the first quarter significantly strengthen i-80 Gold’s balance sheet and materially derisk execution of the development plan. Following the recapitalization, we approved a key construction decision related to the autoclave refurbishment, a cornerstone asset within our planned hub and spoke plan to develop our underground deposits within phase one of our development plan, which is targeting 150,000 to 200,000 ounces of gold beginning in 2028(1). Further, we initiated the 2026 drill program, representing the largest program in the Company’s history in terms of planned footage and budget, supporting resource and reserve development in preparation of pre-feasibility and feasibility studies. In parallel, the business delivered its highest quarterly gross profit to date, supported by higher gold output and a higher realized gold price. We also continued to attract quality talent across the Company and at the Board level, further strengthening our ability to execute on our business plan.”

FIRST QUARTER FINANCIAL, OPERATING AND DEVELOPMENT HIGHLIGHTS
Three months ended March 31, 2026 compared to three months ended March 31, 2025
Unless otherwise stated, all amounts referred to herein are in U.S. dollars.

•Revenue increased to $52.4 million, representing 10,590 ounces in gold sold(2) at an average realized gold price(3) of $4,941 per ounce, compared to $14.0 million represented by 4,952 ounces sold(2) at an average realized gold price(3) of $2,825 per ounce in the prior year period. The increase in revenue was primarily driven by higher gold sales at Granite Creek as a result of the finalization of the third-party toll processing agreement in March 2025 and a higher average realized gold price(3).

•Gross profit increased to $16.1 million from $2.9 million in the prior year period due to increases in revenue.

•Net loss increased to $78.6 million compared to $41.2 million in the prior year period, due primarily to higher non-cash fair value revaluations on derivative financial instruments of $48.4 million driven by stronger metal prices. Additional non-cash losses on extinguishment of the gold prepay agreement, convertible loan, and convertible debentures of $7.1 million also contributed to lower net earnings, as well as financing expenses incurred in the amount of $9.9 million. Higher pre-development, evaluation and exploration expenses were incurred as the Company advances multiple projects within its development plan, which were partially offset by higher gross profit. Upon declaration of mineral reserves, certain pre-development, evaluation and exploration expenditures currently expensed, will be capitalized.

•Loss per share of $0.09 decreased from $0.10 loss per share in the prior year period primarily due to an increase in the number of outstanding common shares following the equity raise in May 2025.

•Adjusted loss increased to $28.6 million compared to $23.6 million in the prior year period due to increased spending on pre-development, evaluation and exploration expenses, partially offset by higher gross profit.

•Cash used in operating activities increased to $45.1 million compared to $22.7 million in the prior year period as a result of interest payments made on the extinguishment of legacy debt of $25.7 million.

•Cash and cash equivalents were $513.5 million as of March 31, 2026, an increase of $450.3 million compared to December 31, 2025, primarily due to the net proceeds received from the financing transactions to complete the Company's recapitalization plan, offset by higher capital expenditures compared to the prior year period driven by the commencement of the Lone Tree Plant refurbishment project, as well as the settlement of legacy debt obligations.

•The Company closed several financing transactions for a total amount of $787.5 million. Gross proceeds of $662.5 million and net proceeds of $637.2 million were received on closing. These financing arrangements completed the recapitalization plan ahead of the Company's mid-2026 target and established a fully funded development plan(1):

◦March 16, 2026: Completed a net smelter return royalty for $250 million (the "NSR Royalty") with Franco-Nevada U.S. Corporation ("Franco-Nevada") of which $225 million was received on closing, an additional $25.0 million is expected to be made available to advance Mineral Point, contingent upon satisfaction of specified project conditions.
◦March 16, 2026: Entered into a gold prepayment facility with National Bank of Canada (“NBC”) and Macquarie Bank Limited (“Macquarie”) for up to $250 million including a $100 million accordion option2026 Gold Prepay subject to customary conditions and lender approval (the "2026 Gold Prepay").
◦March 23, 2026: Completed an offering of 3.75% unsecured convertible senior notes due 2031 in the aggregate amount of $287.5 million ("2026 Convertible Debentures").
◦Proceeds from the NSR Royalty were used to redeem the 2023 Convertible Debentures, Orion Gold Prepay, and the Orion convertible loan in the amount of $165.0 million.

•Completed approximately 7,000 meters of drilling, initiating the largest 12-month drill program in Company history. First quarter activities included infill drilling at Upper Archimedes underground to enhance mineral resource definition ahead of mining, resource definition drilling at Granite Creek underground beyond a planned feasibility study, and infill drilling at Mineral Point open pit to upgrade resource classification for the planned pre-feasibility study.

•Approved the construction decision to proceed with the Lone Tree Plant refurbishment during the first quarter of 2026 with capital commitments of $31.2 million at March 31, 2026, with approximately 50% of total project capital expected to be committed by mid-2026.

•Three-phase development plan remains on track with 2026 development priorities, as well as full year production, operating and pre-development evaluation, and exploration cost guidance for 2026.

•Strengthened the Board with the appointment of three new directors who bring highly relevant experience and proven track records in mining operations, mineral processing, finance, and capital markets.

		Three months ended March 31,
		2026	2025
Revenue	$000s	52,390	14,048
Gross profit	$000s	16,078	2,906
Net loss	$000s	(78,601)	(41,205)
Loss per share	$/share	(0.09)	(0.10)
Adjusted loss[1]	$000s	(28,599)	(23,596)
Adjusted loss per share[1]	$/share	(0.03)	(0.05)
Cash flow used in operating activities	$000s	(45,080)	(22,701)
Cash and cash equivalents	$000s	513,506	13,475
Drilling	meters	6,937	4,499
Gold produced	oz	10,825	5,240
Gold ounces sold[1]	oz	10,590	4,952
Average realized gold price[2]	$/oz	4,941	2,825
Notes to table above: [1] Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2026 (2025 - 59%).
[2] This is a Non-GAAP Measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.

RECAPITALIZATION PLAN COMPLETE

Over the past 12 months, i-80 Gold executed on several financing initiatives that have led to the successful completion of its recapitalization plan. Most recently during the first quarter of 2026, the Company completed several key transactions including the NSR Royalty with Franco-Nevada for up to $250 million,the 2026 Gold Prepay with National Bank and Macquarie Bank for up to $250 million, and the issuance of the 2026 Convertible Debentures in the aggregate principal amount of $287.5 million. These financings completed the Company's broader recapitalization plan ahead of its mid-2026 target and align with the projected capital requirements and cash flows of the project development plan.

Overall, the recapitalization secured over $1 billion(4) in raised and available capital from early 2025 through the first quarter of 2026, materially strengthening the Company's balance sheet, providing funding certainty, and de-risking the development plan.

With the recapitalization complete, the Company believes it is now fully funded to advance Phase 1 and Phase 2 of the development plan. Phase 1 and Phase 2 currently include advancing three underground projects (Granite Creek, Archimedes and Cove) and one open pit oxide project (Granite Creek open pit), as well as the refurbishment and commissioning of the Company’s centralized Lone Tree Plant. The anticipated increase in annual gold output from approximately 50,000 ounces in 2026 to a range of 300,000 to 400,000 ounces upon completion of Phase 2 is expected to generate sufficient operating cash flow to fund Phase 3, which currently includes the development of the Mineral Point open pit oxide project and an anticipated average annual gold output of 600,000 ounces.(1) The Company now has the financial flexibility to bring forward infill drilling, engineering, and technical studies in support of the pre-feasibility study and future permitting actions for Mineral Point ahead of Phase 3. With several feasibility and pre-feasibility studies currently in progress, the Company continues to identify opportunities to optimize the development schedule for Phase 2 and Phase 3.

Following the successful completion of the recapitalization plan, the Company has discontinued the sale process for its non-core FAD property.

UPCOMING CATALYSTS

Over the next 12 to 18 months, the Company is targeting to deliver the following key catalysts across its gold portfolio while also identifying opportunities to optimize the development schedule:

Technical Studies
•Cove underground (Feasibility) — Q2 2026
•Granite Creek underground (Feasibility) — Q2 2026
•Archimedes underground (Feasibility) — Late-Q1 2027
•Mineral Point open pit (Pre-Feasibility) — 2027 Timing under review
•Granite Creek open pit (Pre-Feasibility) — Timing under review

Lone Tree Plant
•Commence demolition — Q2 2026
•Commence construction — H2 2026
•Plant commissioning — Q4 2027

Archimedes Underground
•Initiate infill drilling of Lower Archimedes — Q2 2026
•First gold from Upper Archimedes — Q4 2026

2026 Guidance
The Company remains on track to meet its 2026 guidance as originally published in its 2025 Year End Annual Report on Form 10K published on February 19, 2026.

OPERATIONAL AND FINANCIAL OVERVIEW

	Three months ended March 31,
(in thousands of USD)	2026	2025
Revenue	52,390	14,048
Cost of sales	(35,829)	(10,766)
Depletion, depreciation and amortization	(483)	(376)
Gross profit	16,078	2,906

Expenses
Pre-development, evaluation and exploration	25,699	9,545
General and administrative	7,632	4,990
Property maintenance	4,565	4,147
Loss from operations	(21,818)	(15,776)

Other income and expenses, net	(42,279)	(17,225)
Interest expense	(6,184)	(8,204)
Loss on loan extinguishment	(7,110)	—
Loss before income taxes	(77,391)	(41,205)

Current tax expense	(1,210)	—
Net loss	(78,601)	(41,205)

Paul Chawrun, Chief Operating Officer, commented: “We are very pleased with the development progress achieved during the first quarter at our two underground projects. At Granite Creek, progress on the main decline and waste development remains on plan, and gold output has reached a steady operating rate, while water ingress continues to be effectively managed with existing infrastructure. Commissioning of a second, larger water treatment plant is on track for next month, which is expected to further simplify day-to-day operations for the long term. At Archimedes, both the development ramp and exploration drift are advancing ahead of plan, supported by favorable ground conditions and strong execution by our team and contractors. This work remains a priority to support infill drilling and technical work for the feasibility study, targeting for completion late in the first quarter of 2027, pending the potential expansion of the current drill program.

Drill results released in the first quarter at both Granite Creek South Pacific Zone and Upper Archimedes at Ruby Hill continued to return consistent and positive results, highlighting high-grade intercepts, continuity of mineralization, and further expansion potential at both deposits. At Mineral Point, we initiated a significant drill program to support a pre-feasibility study anticipated for completion in 2027.

The Lone Tree Plant refurbishment timeline and costs remain on track. We look forward to commencing demolition and site early works activities this quarter with the mobilization of Hatch’s construction team, while in parallel, procurement and detailed engineering remain on track for first gold pour in December 2027.”

Granite Creek Property

The Granite Creek property includes the Granite Creek underground project, a fully permitted, constructed and operating mine, and the Granite Creek open pit oxide deposit adjacent to the underground project. Granite Creek underground is the Company's first brownfield project to be redeveloped and is currently ramping up towards steady-state gold output.

Granite Creek Property		Three months ended March 31,
Operational Statistics		2026	2025
Oxide mineralized material mined	tonnes	11,713	15,876
Sulfide mineralized material mined	tonnes	19,714	14,643
Total oxide and sulfide mineralized material mined	tonnes	31,427	30,519
Oxide mineralized material mined grade	g/t	8.86	11.89
Sulfide mineralized material mined grade	g/t	6.16	8.31
Low-grade mineralized material mined[1]	tonnes	13,037	22,845
Low-grade mineralized material grade[1]	g/t	2.85	2.78
Waste mined	tonnes	40,357	27,462
Total material mined	tonnes	84,821	80,826
Processed mineralized material - sulfide	tonnes	26,405	—
Processed mineralized material - leach	tonnes	5,827	33,838
Total processed mineralized material	tonnes	32,232	33,838
Gold produced[2]	oz	8,857	2,544
Gold sold[2]	oz	8,767	3,106
Underground mine development (pre-development)	meters	387	154
Drilling	meters	1,925	—

Financial Statistics		2026	2025
Mining cost (total mineralized material and waste)	$/t	161	169
Processing cost (processed mineralized material)	$/t	283	29
Site general and administrative (“G&A”) (total mineralized material mined3)	$/t	45	31
Royalties	$000s	2,602	505
Capital expenditure	$000s	4,808	378
Pre-development, evaluation and exploration expenses	$000s	11,398	3,770
Notes to table above:
1Low-grade mineralized material extracted as part of the mining process that is below cut-off grade but incrementally economic.
2Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2026 (2025 - 59%).
3Total mineralized material mined consists of sulfide, oxide, and low-grade mineralized material.

Granite Creek Underground

Mining & Processing

Mineralized material mined at Granite Creek underground is processed as follows: (i) sulfide mineralized material is processed at a third-party processing facility and subject to a toll milling agreement entered into in March 2025, (ii) high-grade oxide mineralized material is subject to an ore sales agreement, (iii) low-grade oxide mineralized material shipped as part of the ore sales agreement beginning in the first quarter of 2026, and (iv) residual leaching of low-grade oxide material previously placed on a segregated section of the Company’s Lone Tree heap leach facility.

Mining activities at Granite Creek for the three months ended March 31, 2026 were impacted by a main surface electrical substation transformer fire that occurred in January 2026, resulting in a loss of power to the underground operations. Temporary diesel generators were installed shortly after the incident to allow for mining operations to resume with minimal impact to the mine plan, and permanent replacement infrastructure was installed in mid-March.

Throughout the quarter, waste development in the main decline and access ramps continued to progress according to the mine plan, despite limited access in January and early February due to the loss of power incident. For the remainder of the quarter, decline advance rates exceeded plan, and from the second quarter onwards, the development rate is expected to be sufficiently ahead of the mine workings to allow for the efficient extraction of the mineralized material for the foreseeable future.

Water inflow volumes to the mine remained largely unchanged and continue to be managed well using the current underground pumping system, which presently operates near capacity. An enhanced pumping system that includes expanded sumps and higher capacity pumps will be installed throughout the year to allow for an increase in overall water discharge capacity of the contact water as the mine progresses at depth. Further, commissioning of a second water treatment plant currently under construction remains on track for June 2026, which is expected to increase surface water treatment capacity to support the Company's long-term groundwater management objectives.

The Company continues to encounter elevated levels of oxide mineralized material compared to levels anticipated in the March 2025 PEA at Granite Creek underground.

As at March 31, 2026, the Company had a sulfide stockpile with over 4,000 recoverable ounces of gold due to the availability of third-party processing. The Company expects this stockpile to be processed during the second quarter of 2026.

Capital spend at Granite Creek consisted of costs related to the water treatment plant, RIB construction, and the electrical substation replacement.

Pre-development, evaluation, and exploration expenses were $11.4 million for the three months ended March 31, 2026, which were primarily related to underground mine development and infill drilling to upgrade mineral resources and step-out drilling beyond the drill program completed in 2025 in advance of the feasibility study.

Drill Program

During the quarter, the Company continued infill and step-out drilling at Granite Creek, completing approximately 1,925 meters of core drilling across the property. The underground drill program remained focused on infill drilling to support resource conversion and mine planning, while surface drilling targeted northerly step-out holes on the South Pacific Zone and Rangefront fault to test the potential for resource expansion. The updated mineral resource estimate will incorporate drilling data from 2023, 2024, and 2025, and will utilize a revised resource modeling approach. The feasibility study is expected to be completed in the second quarter of 2026.

New assay results from 40 holes reported on January 20, 2026, continued to demonstrate robust high-grade mineralization throughout the South Pacific Zone confirming expansion of the mineralized envelope and potential for mineral resource expansion to the north and at depth.

Granite Creek Open Pit

Following the completion of the Granite Creek open pit preliminary economic assessment ("PEA"), a pre-feasibility trade-off study commenced. Simultaneously, technical trade-off analyses are being conducted to optimize project economics. Based on preliminary assessments of potential environmental impacts, the project may require preparation of an Environmental Impact Statement ("EIS") under the Bureau of Land Management ("BLM") process. Early-stage pre-permitting activities and technical studies are currently underway, followed by planned baseline field studies commencing in 2027 to support the National Environmental Policy Act ("NEPA") permitting process.

Ruby Hill Property

The Ruby Hill property includes the Archimedes underground project, the Company's second planned underground mine for which construction began during 2025, and the Mineral Point open pit, which is a large oxide gold and silver deposit with the potential to become the Company’s largest gold producing asset. During the first quarter of 2025, the Company finalized a PEA for the Ruby Hill property covering both Archimedes underground and Mineral Point open pit projects.

Ruby Hill Property		Three months ended March 31,
Operational Statistics		2026	2025
Gold produced	oz	393	623
Gold sold	oz	383	452
Underground mine development (pre-development)	meters	660	—
Archimedes drilling	meters	4,262	—
Mineral Point drilling	meters	750	—

Financial Statistics		2026	2025
Processing cost (produced oz)	$/oz	3,356	1,652
Site G&A (produced oz)	$/oz	875	1,210
Royalties	$000s	53	37
Capital expenditure	$000s	1,064	192
Pre-development, evaluation and exploration expenses	$000s	12,382	3,191

Archimedes Underground
During the first quarter of 2026, underground development at the Archimedes project advanced ahead of schedule, with approximately 660 meters completed during the quarter supported by favorable ground conditions. A new dewatering well was completed during the quarter, with pump testing scheduled for the second quarter of 2026. Predictive groundwater modeling and geochemical technical studies are ongoing in support of the Lower Archimedes permitting process. The timeframe for first gold mined is in the second half of 2026.

The Company also completed 4,262 meters of infill drilling at the 426 zone of Upper Archimedes, with infill drilling of the Ruby Deeps zone within Lower Archimedes expected to commence in the second quarter of 2026, following the completion of the exploration drift. Together, these programs will form the technical basis for the Archimedes Underground feasibility study, which is targeting late in the first quarter of 2027, pending the potential expansion of the current drill program. New assay results from the first 20 holes from the Upper Archimedes drill program were reported subsequent to the first quarter on April 8, 2026, and continue to demonstrate high-grade mineralization throughout Upper Archimedes, returning high-grade intercepts consistent with the current geological model.

Capital expenditures for the three months ended March 31, 2026 were primarily from construction of a dry room trailer, office infrastructure upgrades, power upgrades and mine load centers for the underground.

Pre-development, evaluation and exploration expenditures were $12.4 million for the three months ended March 31, 2026, primarily due to increased underground development at the Archimedes underground project which began in the third quarter of 2025. During the first quarter of 2026, the higher expenditure is driven by a decline advance rate that exceeded expectations, resulting in accelerated development activity and the construction of surface infrastructure.

The Company continues to leach the historic leach pads on the Ruby Hill property recovering minor amounts of gold. For the residual leaching process, management continues to focus on improving solution flows to control ponding and optimizing cyanide application rates with the objective of increasing production from the historic leach pad during the first quarter of 2026.

Mineral Point Open Pit

At Mineral Point, two surface core drill rigs completed 750 meters of surface core drilling during the first quarter of 2026. This drill program was designed to support a pre-feasibility trade-off study covering hydrogeology, metallurgy, and an optimized mine plan. Mineral Point currently hosts the Company’s largest gold and silver mineral resources. The $250 million NSR Royalty completed in the first quarter of 2026 includes $50 million allocated to advancing infill drilling, engineering, and early-stage pre-permitting at Mineral Point in 2026 in support of a pre-feasibility study anticipated for completion in 2027.

Cove Underground

Cove is an advanced stage exploration project and is expected to be the Company's third underground mine. NEPA permitting activities are underway with the BLM at Cove in anticipation of an EIS. i-80 Gold is actively advancing major permit applications with the goal of aligning regulatory approvals with planned development timelines.

During the first quarter, the Company continued to advance the feasibility study for the Cove Underground project, which is expected to be completed in the second quarter of 2026. Further, the Company also submitted updated hydrological and geochemical baseline reports to the BLM. During the second quarter, the Company submitted the updated biological baseline studies report, as well as the Plan of Operations amendment to the BLM.

Lone Tree Plant Refurbishment

The Lone Tree Plant is currently non-operational and a construction decision on its refurbishment was made by the Board of Directors during the first quarter of 2026. i-80 Gold is one of two gold companies in Nevada with an autoclave processing plant (the other being owned by Nevada Gold Mines Inc., a joint venture between Barrick Mining Corporation and Newmont Corporation).

The Lone Tree Plant is envisioned to process material from the Company’s three underground mines, Granite Creek, Archimedes, and Cove, to establish a regional hub-and-spoke mining and processing model. Upon refurbishment and commissioning, the Lone Tree Plant will allow the Company to transition from toll milling to owner-operated processing. This shift is expected to materially increase operating margins and enhance free cash flow generation.

During the first quarter, the Company provided Hatch with a formal Notice to Proceed for the Lone Tree refurbishment project. In preparation, procurement for long lead equipment and detailed engineering activities commenced in 2025 to optimize the schedule. At present, the project is on plan for the first gold pour in December 2027 and costs remain in line with the control estimate issued in November 2025. As of March 31, 2026, total construction commitments were $30.5 million, with approximately 50% of the project’s commitments expected towards the end of the first half of 2026. On site early works commenced in the second quarter of 2026, which includes the mobilization of the Hatch construction team and the initiation of equipment demolition, building refurbishment and repairs, and the installation of lighting and electrical replacement and upgrades. Capital expenditures for the three months ended March 31, 2026 were primarily related to refurbishment activities.

The facility is permitted for the existing operational components in use. The approval of new and revised permit applications pertaining to air quality, mercury control, water pollution control, reclamation management, and other secondary programs for the new design remain outstanding. The Company submitted the necessary applications for air quality, mercury control and water quality environmental permits in the first quarter of 2026, ahead of schedule. Various construction activities are expected to commence upon the approval of needed permits, the Company does not envision delays in the construction schedule due to the permitting process at this time.

FINANCIAL STATEMENTS

This press release should be read in conjunction with i-80 Gold’s Form 10-Q, including the unaudited consolidated financial statements and associated Management's Discussion and Analysis of Financial Condition and Results of Operation for the three months ended March 31, 2026 included therein, which is available on the Company’s website at www.i80gold.com, and under the Company's issuer profile on EDGAR at www.sec.gov and SEDAR+ at www.sedarplus.ca.

The Company advises that its audited consolidated financial statements for the year ended December 31, 2025, included in the Company’s annual report on Form 10-K, disclosed a going concern emphasis. Release of this information is required by Section 610(b) of the NYSE American Company Guide. Subsequent to the year ended December 31, 2025, the Company successfully completed its recapitalization plan by raising and securing capital of approximately $787.5 million through the completion of a net smelter return royalty agreement, gold prepay agreement, and the issuance of convertible debentures. The proceeds were used to repay its outstanding indebtedness, with the exception of the Silver Purchase Agreement that remains outstanding, and improved liquidity, as further described in the Form 10-Q for the three months ended March 31, 2026. As of March 31, 2026, the Company has $513.5 million in cash on hand, which it believes is sufficient to meet its obligations as they become due within one year after the issuance of these financial statements. The Company has assessed the relevant conditions and events and has concluded that substantial doubt about the Company's ability to continue as a going concern no longer exists.

CONFERENCE CALL AND WEBCAST

Management will hold a conference call and audio webcast to discuss the first quarter highlights followed by a question-and-answer session with participants. The details are as follows:

Date:                Wednesday, May 13, 2026
Time:                10:00 a.m. ET
Webcast:            app.webinar.net/YWEQaPqn3wA
Telephone:             1-416-945-7677
Toll-free (North America):     1-888-699-1199

QUALIFIED PERSONS

All scientific and technical information contained in this press release has been reviewed, verified and compiled under the supervision of Paul Chawrun, P.Eng., member of the Professional Engineers of Ontario (PEO) and the Company’s Chief Operating Officer, and Tyler Hill, CPG., Vice President Geology for the Company, each of whom is a “Qualified Person” within the meaning of National Instrument 43-101 – Standards of Disclosure for Mineral Projects and S-K 1300 and Subpart 1300 of Regulation S-K under the U.S. Securities Act of 1933, as amended.

ENDNOTES

(1)Based on capital costs, gold output estimates, and average annual gold output targets outlined in the most recent life of mine schedules disclosed in the latest technical studies filed for each respective project and related property: the Lone Tree Facility, Granite Creek underground, Archimedes underground, Cove underground and Granite Creek open pit when using a gold price assumption of $3,600/oz for the purposes of anticipated cash flow from operations. While the economics of the latest technical studies were completed at $2,175/oz Au with gold price sensitivities of up to $3,000/oz Au, a gold price assumption of $3,600/oz is in line with current long term consensus prices. The anticipated output figures are preliminary in nature and are based on mineral resources, which do not have demonstrated economic viability, and are not mineral reserves. In addition, each of the foregoing technical reports are preliminary economic assessments/initial assessments that are preliminary in nature and each include an economic analysis that is based, in part, on inferred mineral resources. Inferred mineral resources are considered too speculative geologically to have for the application of economic considerations applied to them that would enable them to be categorized as mineral reserves. As such, there is no certainty that the output targets will be realized. The anticipated output targets are also pending the successful refurbishment and commissioning of the Lone Tree Plant. All of the Company’s projects are considered exploration stage projects under S-K 1300 because the Company has not determined mineral reserves at any of its properties pursuant to S-K 1300. With respect to Granite Creek underground and Archimedes underground, located on the Ruby Hill property, the Company has started extraction activities without determining mineral reserves. The following technical reports for each project and related property have been prepared in accordance with NI 43-101: Preliminary Economic Assessment Technical Report for the Cove Project, Lander County, Nevada (March 31, 2025); Preliminary Economic Assessment Technical Report for the Granite Creek Mine Project, Humboldt County, Nevada, USA (March 31, 2025); and Preliminary Economic Assessment NI 43-101 Technical Report for the Ruby Hill Project, Eureka Country, Nevada, USA (March 31, 2025). Corresponding technical reports prepared in accordance with S-K 1300 are as follows: Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada (March 26, 2025); Initial Assessment of the Granite Creek Mine, Humboldt County, NV (March 26, 2025); and Initial Assessment of the Ruby Hill Project, Eureka County NV (March 29, 2025).
(2)Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2026 (2025 - 59%).
(3)This is a Non-GAAP and Supplementary Financial measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.
(4)The Company has secured over $1.0 billion in capital since the beginning of 2025 through a combination of financings. This includes (i) approximately $184 million in gross proceeds raised in May 2025 through a public offering and a concurrent private placement, with up to an additional $130 million assuming full exercise of the related in-the-money warrants over the next 18 months, (ii) a $250 million royalty financing with Franco-Nevada (of which $225 million was funded at closing on March 16, 2026 with approximately $165 million used to pay legacy debt obligations, and $25 million remains subject to drawdown conditions), (iii) convertible senior notes issued on March 23, 2026 for an aggregate principal amount of $287.5 million, and (iv) $150 million under the Gold Prepay Facility with National Bank of Canada and Macquarie Bank with an additional $100 million available under an accordion feature, subject to drawdown conditions.

ABOUT i-80 GOLD CORP.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a fully funded three-phase development plan to advance its high-quality asset portfolio. The Company is the fifth largest mineral resource holder in the state with a pipeline of three high-grade underground and two open pit projects strategically located in some of Nevada’s most prolific gold-producing trends. Leveraging its central autoclave processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the NYSE American (NYSE: IAUX) and Toronto Stock Exchange (TSX: IAU). Visit www.i80gold.com for more information.

For further information, please contact:

Leily Omoumi - SVP Corporate Development and Strategy
Caterina De Rosa - VP Investor Relations
1.866.525.6450
info@i80gold.com
www.i80gold.com

CAUTIONARY STATEMENT ON FORWARD LOOKING INFORMATION

Certain information set forth in this press release, including but not limited to management's assessment of the Company's future plans and operations; the anticipated timing of the permitting, construction, refurbishment and commissioning of the Lone Tree Plant; the anticipated benefits of the refurbished Lone Tree Plant, including to cash margins, recoveries, operating margins and free cash flow generation, and the anticipated transition from toll milling to owner-operated processing; the perceived merit of projects or deposits; the impact, timing, and execution of the Company’s three-phase development plan, including that the Company is fully funded to advance Phase 1 and Phase 2 and that Phase 1 and Phase 2 projects are expected to generate sufficient operating cash flow to fund Phase 3; the anticipated timing of permitting, gold output, project development, or completion dates for feasibility studies, technical studies, and the recapitalization plan; execution and timing of all asset advancements in the development plan; the potential to utilize the autoclave infrastructure at the Lone Tree Plant to process mineralized material pending the outcome of the refurbishment; that Mineral Point will become the Company’s largest gold producing asset; the successful permitting of each project; the timing, completion and results of the Company’s drill programs; the inclusion of drill results in future feasibility studies and the expected conversion of mineral resources to higher confidence categories or to mineral reserves; that any of the projects will reach commercial production; the Company’s ability to achieve mid-tier producer status; outlook on gold output; the Company's 2026 production, operating, pre-development, evaluation and exploration cost guidance; the anticipated timing for water treatment plant completion at Granite Creek and the outcome of the dewatering program; the anticipated commissioning of the Lone Tree Plant by the end of 2027; the expected timing of first gold from Upper Archimedes; the anticipated implementation of a hub-and-spoke regional mining and processing model; and the Company’s expectation that it has sufficient liquidity to meet its obligations as they become due, constitute forward-looking statements or forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and United States securities laws.

All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates”, “targets" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management as at the date of this press release, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Material assumptions used in preparing the forward-looking statements in this press release include, but are not limited to, assumptions regarding: the price of gold and silver; the accuracy of the Company’s mineral resource estimates and the underlying geological, technical and economic parameters; anticipated costs and expenditures; the timely receipt of all required regulatory and governmental approvals and permits on acceptable terms; the availability of financing on acceptable terms; the availability of equipment, labour and contractors; the absence of significant labour disruptions or material adverse changes in general economic conditions; and the Company’s ability to execute its three-phase development plan on the anticipated timeline and within budget. Readers are cautioned that the foregoing assumptions, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, undue reliance should not be placed on forward-looking statements.

The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including: general economic and industry conditions; volatility of commodity prices, including the prices of gold and silver; title risks and uncertainties; the Company’s ability to access sufficient capital from internal and external sources, including by selling assets, restructuring debt or obtaining additional equity capital, on terms that may be onerous or highly dilutive; uncertainties related to the refurbishment of the Lone Tree Plant, including cost overruns and construction delays; risks related to third-party toll milling arrangements and processing delays; uncertainties regarding water management and groundwater inflows at Granite Creek; risks related to the conversion of mineral resources and the results of feasibility and other technical studies; risks associated with mineral exploration, development and mining operations generally; risks related to obtaining and maintaining required governmental, environmental and other regulatory approvals and permits, including under NEPA and the BLM process, on a timely basis or at all; environmental, health and safety risks; risks relating to the reliance on key personnel and contractors (including Hatch); changes in applicable laws, regulations or government policies in Canada and the United States; foreign exchange and interest rate fluctuations; litigation risks; and the other risk factors discussed under the heading “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2025 and the Company’s Form 10-Q for the three months ended March 31, 2026, each of which is available on EDGAR at www.sec.gov/edgar and on SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP AND SUPPLEMENTARY FINANCIAL PERFORMANCE MEASURES

The Company has included certain non-GAAP commonly used in the mining industry that are not defined under US GAAP in this document. These include adjusted loss, adjusted loss per share, and average realized price per ounce. These measures are not defined under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. Management believes these measures in addition to measures determined in accordance with US GAAP provide investors with useful information to evaluate the Company's underlying operations and financial performance. Supplementary financial measures represents a component of a GAAP number. The measures presented are intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.

Definitions

"Average realized gold price” per ounce of gold sold is a supplementary financial measure and the calculation is shown below.

"Adjusted loss” and “adjusted loss per share” are non-GAAP financial performance measures that the Company considers to better reflect normalized earnings because it eliminates temporary or non-recurring items such as: gain and losses on fair value measurements, loss on loan extinguishment, loss on Convertible Loans and finance fee expense.. Adjusted loss per share is calculated using the weighted average number of shares outstanding under the basic calculation of earnings per share.

Average realized gold price per ounce of gold sold(3)

	Three months ended March 31,
(in thousands of U.S. dollars, unless otherwise noted)	2026	2025
Consolidated
Revenue	52,390	14,048
Silver revenue	(64)	(61)
Gold revenue	52,326	13,987
Gold sold¹	10,590	4,952
Average realized gold price ($/oz)	4,941	2,825

Granite Creek
Revenue	43,839	8,695
Gold ounces sold[1]	8,767	3,106
Average realized gold price ($/oz)	5,000	2,799

Lone Tree
Revenue	6,886	3,963
Silver revenue	(60)	(14)
Gold revenue	6,826	3,949
Gold sold	1,440	1,394
Average realized gold price ($/oz)	4,740	2,833

Ruby Hill
Revenue	1,665	1,390
Silver revenue	(4)	(47)
Gold revenue	1,661	1,343
Gold sold	383	452
Average realized gold price ($/oz)	4,337	2,971
Note to table above:
1 Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 57% in 2026 (2025 - 59%)

Adjusted loss(2)

Adjusted loss and adjusted loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended March 31,
(in thousands of U.S. dollars, unless otherwise noted)	2026	2025

Net loss	$(78,601)	$(41,205)
Adjust for:
Loss on Silver Purchase Agreement and embedded derivative	(26,802)	(7,475)
Finance fee expense	(9,922)	—
Loss on fair value measurement of NSR Royalty	(7,624)	—
Loss on loan extinguishment	(7,110)	—
Loss on fair value measurement of Convertible Loans derivative	(3,463)	(1,437)
Loss on fair value measurement of Orion Gold Prepay Agreement derivative	(3,377)	(8,263)
Gain on fair value measurement of 2026 Gold Prepay derivative	7,893	—
Gain (loss) on fair value measurement of warrant liability	403	(434)
Total adjustments	$(50,002)	$(17,609)
Adjusted loss	(28,599)	(23,596)

Weighted average shares	837,103,078	431,341,371
Adjusted loss per share	$(0.03)	$(0.05)

Adjusted loss was higher for the three months ended March 31, 2026, compared to the prior year period due to increased pre-development, evaluation and exploration expenses partially offset by higher gross profit.